Exhibit 10.15

August 3, 2018

Mr. Scott Smith

100 Barclay Street, 17L

New York, NY 10007

Dear Scott:

We are excited at the prospect of your agreement to the BioAtla LLC offer letter dated August 2, 2018. I wish to clarify an important provision related to the Profits Interests and NewCo equity elements in paragraph 6 of the letter copied here in entirety for convenient reference:

Profits Interests: Following the Start Date and subject to Board approval and your signing (within ten business days of receipt thereof) of such agreements and other documents as the Board may require, you will receive a grant of a total of 3,500,000 Class B Profits Interest Units of the Company (the “Units”) under the Company’s Amended and Restated Profits Interest Incentive Plan or a successor equity plan (“Plan”). The Units will be subject to the terms of the Plan and the Unit Issuance Agreement between you and the Company evidencing the grant (the “Issuance Agreement”) as well as the Company’s Second Amended and Restated Operating Agreement (the “Operating Agreement”). The Units generally are intended to qualify as “profits interests” under Revenue Procedure 9327 and Revenue Procedure 2001-43 and thus shall not participate with respect to any Net Income or Net Loss of the Company prior to the issuance date of the Units (nor shall the Units be attributed any value of the assets of the Company held immediately prior to the issuance date of such Units). Subject to the terms of the Plan, the Issuance Agreement and the Operating Agreement, and your continuous service, the Units will vest as follows: (a) One Million Seven Hundred Fifty Thousand (1,750,000) of the Units will vest over a period of four (4) years in accordance with the following schedule: twenty-five percent (25%) of such Units shall vest after the first twelve (12) months of continuous service from your Start Date and the balance of such Units (totaling 1,312,500 Units) shall vest in equal monthly installments over the next three (3) years of continuous service; and (b) One Million Seven Hundred Fifty Thousand (1,750,000) of the Units will vest as follows: (i) should you be appointed CEO and President at any point during the four (4)-year period following the Start Date, twenty-five percent (25%) of such Units shall vest upon the later of the date of your appointment as CEO and President (the “Appointment Date”) and the date of the end of twelve (12) months of continuous service from your Start Date, an amount equal to the product of (x) 1/48 of such Units and (y) the positive number of months, if any, equal to the difference between the number months following your Start Date in which the Appointment Date occurred and the 12th month following your Start Date shall vest on the Appointment Date, and thereafter the balance of such Units will vest following the Appointment Date in equal monthly installments until the date of four (4) years of continuous service from your Start Date; and (ii) should you not be appointed President and CEO within four (4) years of your Start Date, the full amount of such Units shall vest on the date of the end of the first 48 months of continuous service from your Start Date. In addition to the other terms and conditions of the Plan, the Units shall be subject to the “Participation Threshold” as described in the Plan, which will generally be equal to or greater than the net fair value of the Company on the date of grant in each case as determined by the Board. You acknowledge that, inasmuch as the Units are wholly subject to Board approval, the terms and conditions of the Plan, the Issuance Agreement and the Operating Agreement, nothing in this Offer Letter shall vary the terms of any Issuance Agreement signed by the Company and you and in the event of a conflict between this Offer Letter and any Issuance Agreement, the terms of the Issuance Agreement shall govern.

NewCo Equity: Following the Start Date and subject to Board approval and your signing (within ten business days of receipt thereof) of such agreements and other documents as the Board may require, you will receive a grant of a total of One Million Seven Hundred Fifty Thousand (1,750,000) ordinary units of NewCo (“NewCo Units”), a limited liability company established by the Company to which the Company is transferring its holdings of common stock in F1 Oncology Inc. Subject to the terms of the plan of transfer of the F1 Oncology shares and your continuous service to the Company, the NewCo Units will vest over a period of four (4) years in accordance with the following schedule: twenty-five percent (25%) of such Units shall vest on the date of the end of the first twelve (12) months of continuous service to the Company following your Start Date and the balance of such NewCo Units shall vest in equal monthly installments over the next three (3) years of continuous service to the Company.

We recognize the importance of preserving for our employees the value in their BioAtla equity. To that objective, the Plan addresses the Profits Interests in the event of a Change in Control as follows:

“No additional Units shall vest after the date of termination of Participant’s Continuous Service. Immediately prior to the effective date of a Change in Control while the Participant is providing Continuous Service, any then Unvested Units shall vest, unless the profits interest award represented by this Agreement is continued, assumed, or substituted for by the acquiring or successor entity (or parent thereof) in connection with such Change in Control. If pursuant to a Change in Control the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of the profits interest award or the substitution for the profits interest award covering securities or comparable value of a successor corporation (with appropriate adjustments as to the number and kind of securities and the purchase price), then 50% of then-unvested units shall vest immediately prior to such Change in Control. However, if Participant’s Continuous Service is terminated without Cause within twelve (12) months following such Change in Control, vesting of the Units or any substituted securities shall accelerate in full automatically effective upon such termination.”

Change of control, as described above, is the only event that the Plan provides for acceleration of vesting of BioAtla Profits Interests units. The vesting of units in NewCo will mirror those in the Plan, that is, no additional units of NewCo shall vest after the date of termination of the Participant’s Continuous Service to BioAtla. In the event of Change in Control of BioAtla, the vesting of the Participant’s NewCo units would continue as scheduled, however, if the Participant’s Continuous Service is terminated without Cause within twelve (12) months following such Change in Control, vesting of the Participant’s NewCo units shall accelerate in full automatically effective upon such termination. Because NewCo’s essential purpose is to hold the F1 Oncology common shares as described, the vesting of the NewCo units would be unaffected by a change in control of F1 Oncology. The proceeds of such change in control, be they cash or securities, that NewCo might receive would be held by NewCo and sold or distributed if and when at the decision of the NewCo managers.

On behalf of the Company, I am very pleased to have made the employment offer and look forward to you joining our team.

Very truly yours,

BIOATLA, LLC

By:	/s/ Jay M. Short
Name: Jay M. Short, Ph.D.
Title: Chairman, CEO & President

I agree to the terms stated in this letter.

Dated:

Scott Smith

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